                                                                  EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement" is entered into effective as of February 14, 1996, between Chancellor Broadcasting Company, a Delaware corporation (the "Company"), Chancellor Radio Broadcasting Company, a Delaware corporation (the "Broadcasting Subsidiary"), and Jacques Kerrest (the "Employee");

                              W I T N E S S E T H:

         WHEREAS, the Company and the Broadcasting Subsidiary desire to employ Employee, and Employee desires to be employed by the Company and the Broadcasting Subsidiary, in accordance with the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual covenants and promises
made by the parties     and intending to be legally bound, the parties agree as
follows:

         1 .     EMPLOYMENT.  The Company and the Broadcasting Subsidiary
hereby employ Employee for the Employment Period specified in Section 2 below in the capacity of EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER or such other comparable management position or positions as designated by the Board of Directors of the Company (the "Board of Directors") from time to time. The Employee hereby accepts such employment and, unless otherwise agreed to by the Board of Directors, agrees to devote his full business time and efforts to the performance of his duties hereunder and as an employee of the Company and the Broadcasting Subsidiary or their respective subsidiaries, and under the direction of the President and Chief Executive Officer of the Company and Broadcasting Subsidiary; provided, however, that nothing contained in this
Section 1 shall be construed to prevent the Employee from devoting a reasonable amount of time to personal business and civic activities. Employee shall be responsible for finance, treasury, administration, acquisition, and strategic initiatives for the Company and Broadcasting Subsidiary.

         2. EMPLOYMENT PERIOD. The period of the Employee's employment under this Agreement (the "Current Employment Period") shall be for a term of two (2) years, commencing on February 14, 1996, and shall be extended for successive one (1) year terms on the same terms and conditions as this Agreement unless re-negotiated by mutual consent of the parties, or upon termination of this Agreement as contemplated by Section 6 below, unless the Company or the Employee gives the other written notice to the contrary not more than 90 days and not less than 30 days prior to expiration of the Employment Period.

         3. COMPENSATION. As compensation for all services rendered and to be rendered pursuant to this Agreement, the Company and the Broadcasting Subsidiary agree to pay Employee:

         (i) a base salary (pro rata for any partial year) at the rate of $225,000 per year (the "Base Salary", which base salary shall be adjusted by either (a) 5% p.a. or (b) at discretion of Board of Directors (Compensation Committee); and

         (ii) an annual bonus of up to $75,000 for each fiscal year, to be negotiated in good faith and adjusted annually to reflect the performance of the Company and Broadcasting Subsidiary and subject to the determination of the Chief Executive Officer.

         The Base Salary, when payable pursuant to the terms hereof, shall be payable in semi-monthly installments in accordance with the payroll practices of the Company and the Broadcasting Subsidiary as in effect from time to time. The Bonuses, when payable pursuant to the terms hereof, shall be payable within ninety days after the end of the applicable periods. To the extent the Company and the Broadcasting Subsidiary desire, the amounts payable under this Agreement may be paid by one or more subsidiaries of the Company or the Broadcasting Subsidiary. The party making such payment shall have the right to deduct from any compensation and other amounts paid under this Agreement all taxes and other amounts which may be required to be deducted or withheld by law (including, but not limited to, income tax withholding and social security payments), whether such laws are now in effect or become effective after the date of this Agreement.

         4.      EMPLOYMENT BENEFITS.

         (a) The company shall provide the benefits to the Employee set forth below, which benefits may be modified from time to time, at the sole discretion of the Company, e.g., the Company may select a different health care provider with competitive rates, provided that comparable benefits are offered to the Employee in place of the benefits which are modified.

         (b) The Company shall provide the Employee, and keep in full force and effect, without cost to Employee, a term life insurance policy with a face amount of Two Hundred Fifty Thousand Dollars ($250,000). The Employee shall be solely responsible for the payment of any federal and/or state taxes that may be levied as a result of the Company furnishing said policy, and the Employee, his estate, or heirs shall indemnify and hold harmless the Company from any and all taxes related thereto. The Employee shall have the privilege of designating the beneficiary thereof and may change the beneficiary thereby by written notice to the Company and shall further have any other rights of ownership provided by said policy subjectrmination of this Agreement, the Company shall assign said policy to the Employee without cost to the Employee (provided that the Employee shall pay all premiums and other costs relating to such policy from the date of such assignment).

         (c) The company shall provide the Employee and his immediate family major medical coverage and, if the Employee qualifies, disability insurance in an annual amount of One Hundred Twenty-Five Thousand Dollars ($125,000). If the Company is notified that the Employee does not qualify for such disability insurance, the Company will give the Employee written notice within five (5) days after the Company is so notified.

         (d) The Employee shall be reimbursed for all reasonable and necessary business expenses for travel (which shall be deemed to include first class air travel) and entertainment in connection with the Company's business; provided, however, that no reimbursement shall be made for any expenses unless they are evidenced by valid receipts and documents and are property deductible, to the extent such expenses are deductible for federal income tax purposes, and are consistent with the Company's policies as established from time to time.
In the event that the Company shall determine in its sole discretion that certain categories of expenses have which have been previously been reimbursable will not be reimbursable then, in that event, the Company shall provide the Employee with thirty (30) days written notice of same; provided, however, that any such unreimbursable expenses incurred by the Employee prior to the effective date of the notice will nevertheless be reimbursed by the Company.

         (e) In addition, the Company will provide the Employee with use of an automobile with a value of up to Forty Thousand Dollars ($40,000) and shall reimburse the Employee for taxes associated with said automobile.

         (f) The Employee shall be given four (4) weeks paid vacation each calendar year, as well as personal leave, holiday leave, and sick leave in accordance with the general practice of the Company. Said vacation shall not be taken for four (4) continuous weeks, but must be taken in accordance with the Company's policies, as in effect from time to time.

         (g) The Company shall provide the Employee with a membership at a tennis, fitness, or business lunch club, or similar facility, the use of which shall be for business pur0). The Company shall have the right to approve such membership. The Employee's membership in said club shall automatically terminate upon the termination of his employment for any reason.

         (h) The Employee shall be entitled to participate in the Company's Stock Award Plan in accordance with the terms thereof and, at the discretion of the Chief Executive Officer of the Company, shall be granted awards thereunder from time to time

         (i) The Employee shall be reimbursed moving expenses for him and his family when head office is permanent and shall be reimbursed for travel expenses for spouse to search for living accommodations.

         5.      TERMINATION OF EMPLOYMENT.

         (a) The Employment Period may be terminated at any time Broadcasting Subsidiary by written notice to the Employee. Notwithstanding anything to the contrary contained herein, if such termination is "for cause" (as defined below), all of the Employee's rights to compensation and other rights under Sections 3 and 4 above shall terminate upon such termination, except the right to payment for amounts accrued in respect of periods prior to such termination, which amounts, if any, shall be paid in a lump sum. If such termination is with Financial Cause (as defined below) (but without Cause) the Company and the Broadcasting Subsidiary shall pay to the Employee, in monthly installments equal to Employee's monthly Base

Salary at the time of termination, an amount equal to (x) any amounts accrued in respect of periods prior to such termination, plus (y)one years' Base Salary.

         (b) If such termination is "without cause" or Financial Cause, or in the event the duties,functions, or responsibilities of Employee change materially, the Company and the Broadcasting Subsidiary shall pay to the Employee, in a lump sum, an amount equal to (x) two years annual bonus plus (y) his aggregate Base Salary, for two years from the date of termination.

         "Cause" shall mean (i) fraud, dishonesty, unethical practices or gross misconduct in office on the part of the Employee, (ii) a material breach by the Employee of any of his obligations hereunder which is not cured within 30 days after written notice from the Company to Employee, (iii) a material failure to perform Employee's duties as an employee of the Company, the Broadcasting Subsidiary or any of their subsidiaries, as determined by the Chief Executive Officer, which failure is not cured within 60 days after written notice from the Chief Executive Officer, or (iv) conviction of the Employee for fraud, misappropriation, embezzlement or any felony. "Financial Cause" shall mean (i) that either (A) the Company, the Broadcasting Subsidiary or any of their subsidiaries shall violate any financial covenant contained in any debt instrument or agreement to which the Company, the Broadcasting Subsidiary or any of its subsidiaries is a party or by which it may be bound or (B) the Employee shall act or fail to act with respect to a matter for which Employee is directly responsible, in either case with the result that such violation, action, or failure to act (x) results in the acceleration of the maturity of any debt of the Company, the Broadcasting Subsidiary or any of their subsidiaries or (y) enables (or, with the giving of notice or lapse of time or both, would enable) the holder or holders of such debt to accelerate the maturity thereof and such violation, action or failure to act remains uncured for a period of 91 consecutive days, or (ii) the Company or the Broadcasting Subsidiary shall fail to meet at least 90 of its budgeted operating income, as approved by the Chief Executive Officer, for two consecutive fiscal years.

         (c) The Employment Period may be terminated at any time by the Employee for Good Reason (as defined below) by written notice to the Company and the Broadcasting Subsidiary. "Good Reason" shall mean: (i) any change in the Employee's functions, duties or responsibilities from his position on the Employment Date without Employee's consent if such change would (A) reduce the Employee's functions, duties, or responsibilities from those in effect on the Employment Date or the date of amendment, whichever is applicable, to a level that is not commensurate with those of an executive in the Employee's position prior to such change (it being understood that the reassignment of any of Employee's functions, duties, or responsibilities (other than those customarily performed by a chief financial officer of a business of comparable size and complexity) to one or more other persons who report directly or indirectly to Employee shall not be considered a reduction of Employee's functions, duties or responsibilities), or (6) cause the Employee's position with the Company and the Broadcasting Subsidiary to become one of lesser importance or scope; and
(ii) any material breach of this Agreement by the Company or the Broadcasting Subsider written notice from Employee to the Company and the Broadcasting Subsidiary. If the Employment Period is terminated by the Employee for Good Reason, the

Company and the Broadcasting Subsidiary shall pay to the Employee, in monthly installments equal to Employee's monthly Base Salary at the time of termination, the same amount Employee would have been paid had the Company and the Broadcasting Subsidiary terminated his employment without Cause or Financial Cause. If Employee voluntarily terminates his employment without Good Reason, all his rights to compensation and other rights under Sections 3, 4 and 5 shall terminate immediately.

         (d) If Employee shall die during the Employment Period, the Employment Period shall terminate, and the Company and the Broadcasting Subsidiary shall pay, in monthly installments equal to Employee's monthly Base Salary at the time of termination, to any beneficiary or beneficiaries designated by the Employee in writing or, if none, to his estate or legal representative an amount equal to (x) any amounts accrued in respect of periods prior to Employee'sdeath plus (y) six months' Base Salary.

         (e) If Employee is unable to discharge his duties hereunder for a period of six consecutive months, or for a total of six months in any 12-month period, by reason of physical or mental illness, injury or incapacity, the Company and the Broadcasting Subsidiary may, by written notice to Employee, terminate the Employment Period. In such case, the Company and the Broadcasting Subsidiary shall pay to the Employee, in monthly installments equal to Employee's monthly Base Salary at the time of termination, an amount equal to (x) any amounts accrued in respect of periods prior to Employee's incapacity (or disability) plus (y) six months' Base Salary less (z) the amount of any and all proceeds received or receivable by the Employee from any disability insurance policies maintained by the Company and the Broadcasting Subsidiary.

         (f) Any amounts payable to the Employee in installments pursuant to this Section 5 may, at the Company's and the Broadcasting Subsidiary's option, be paid in a lump sum rather than installments as provided above. In any event, all such amounts (whether paid in installments or in a lump sum) shall be considered severance payments and be in full and complete satisfaction of the obligation of the Company and the Broadcasting Subsidiary to Employee in connection with the termination of the Employee. For purposes of this Section 5, Employee's right to Bonus payments shall accrue only on the date the Board of Directors awards such Bonus. During the period any payments are being made to Employee pursuant to this Section 5, Employee shall be entitled to continue to participate in all employee benefit plans available to employees of the Company and the Broadcasting Subsidiary generally and to continuation of any perquisites provided the Employee by the Company and the Broadcasting Subsidiary at the time of termination (except that Employee will be required to return the automobile provided by the Company and the Broadcasting Subsidiary pursuant hereto within 30 days of Employee's termination).

         6.      CONFIDENTIALITY.

         (a) During the Employment Period and for an additional period of five years thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company or its subsidiaries, any Confidential Information. "Confidential Information" means information relating to the services or operations of the Company or any subsidiary thereof that is not generally known, is proprietary to the Company or such subsidiary and is made known to Employee or learned or acquired by Employee while in the employ of the Company or the Broadcasting Subsidiary, including, without limitation, (i) information relating to research, development, purchasing, accounting, marketing, merchandising, advertising, selling, leasing, finance and business methods and techniques and (ii) customer lists and other information relating to past, present or prospective customers, However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters that becomes publicly available through no fault of Employee or is available to Employee from other sources who have not secured such information on a confidential basis from the Company or any affiliate thereof. All materials or articles of information of any kind fumished to Employee by the Company or any of its subsidiaries or developed by Employee in the coperty of the Company or such subsidiary, as applicable; and if the Company or such subsidiary, as applicable, requests the return of such information at any time during, upon or after the termination of Employee's employment, Employee shall immediately deliver the same to the Company or such subsidiary, as applicable

         (b) Employee acknowledges that, in view of the nature of the business in Company and its subsidiaries are engaged, the restrictions contained in Sections 6(a) are reasonable and necessary in order to protect the legitimate interests of the Company and its subsidiaries, and that any violation thereof would result in irreparable injuries to the Company and its subsidiaries, and Employee therefore further acknowledges that, in the event Employee violates, or threatens to violate, any of such Restrictions, the Company and its subsidiaries shall be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity,to which the Company or its subsidiaries may be entitled.

         (c) If any Restriction, or any part thereof, shall be determined in any judicial or administrative proceeding to be invalid or unenforceable, the remainder of the Restrictions shall not thereby beaffected and shall be given full effect, without regard to the invalid provisions. If the period of time or the area specified in the Restrictions shall be determined in any judicial or administrative proceeding to be unreasonable, then the court or administrative body shall have the power to reduce the period of time or the area covered and, in its reduced form, such provisions shall then be enforceable and shall be enforced.

         (d) If Employee violates any of the Restrictionse of the commencement of any such violation until such time as such violation shall be cured by Employee to the reasonable satisfaction of the Company or its subsidiaries, as applicable.

         7.      REPRESENTATIONS BY EMPLOYEE.      The Employee hereby
represents and warrants to the Company and the Broadcasting Subsidiary that (a) the Employee's execution and delivery of this Agreement and his performance of his duties and obligations hereunder will not conflict with, or cause a default under, or give any party a right to damages under, or to terminate, any other agreement to which the Employee is a party or by which he is bound, and (b) there are no agreements or understandings that would make unlawful the Employee's execution or delivery of this Agreement or his employment hereunder.

         8.      NOTICES.         All notices and other communications required
or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day (if sent to and from locations in the same country) or three business days (if sent to or from the United States from or to any other territory) after having been dispatched by a nationally recognized overnight couder service to the appropriate party at the address specified below:

         If to the Company or the Broadcasting Company:

         12655 N. Central Expressway, Suite 405
         Dallas, Texas 75243
         Fax No.: 214/239-0220
         Attn: Steven Dinetz
         with copies to:

         Hicks, Muse, Tate & Furst Incorporated
         200 Crescent Court, Suite 1600
         Dallas, Texas 75201
         Attention: Eric C. Neuman
         Fax No.: 214/740-7355

and, in the case of the Employee, at his business address at:

         12655 N. Central Expressway, Suite 405
         Dallas, Texas 75243
         Fax No.: 214/239-0220

         Either party may designate a different address by giving notice of change of address in the manner provided above.

         9. WAIVER. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provisions hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

         10.     BINDING EFFECT; SUCCESSORS.       This Agreement shall be
binding upon and shall inure to the benefit of the Company and the Broadcasting Subsidiary and their respective successors and assigns, and shall inure to the benefit of and be binding on upon the Employee and his executors, administrators, heirs and legal representatives. Because the Employee's duties and services hereunder are special, personal and unique in nature, the Employee may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.

         11.     CONTROLLING LAW.          This Agreement shall be governed by
and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein.

         12.     SEVERABILITY.        If any provision of this Agreement shall
be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect and the parties hereto shall continue to be bound thereby.

         13.     ENTIRE AGREEMENT.            This Agreement contains the
entire agreement between the parties relating to the subject matter hereof and shall supersede all previous agreements (including the Original Employment Agreement) between the parties, whether written or oral, with respect to the subject matter hereof. This Agreement cannot be modified, altered or amended except by a writing signed by all the parties hereto.

         IN WITNESS WHEREOF, the Company, the Broadcasting Subsidiary and the Employee have executed this Agreement as of the day and year first above written.

                               COMPANY:

                               CHANCELLOR BROADCASTING COMPANY


                               By:  /s/ STEVEN DINETZ
                                   ---------------------------------------------
                                   Name:   Steven Dinetz
                                   Title:  President and Chief Executive Officer


                               BROADCASTING SUBSIDIARY:

                               CHANCELLOR RADIO BROADCASTING
                               COMPANY


                               By:  /s/ STEVEN DINETZ
                                   ---------------------------------------------
                                   Name:
                                   Title:

                               EMPLOYEE:

                                /s/ JACQUES KERREST
                               -------------------------------------------------
                               Jacques Kerrest